Exhibit 99.2

News Release

Public Storage

701 Western Avenue

Glendale, CA 91201-2349

PublicStorage.com

For Release:	Immediately
Date:	April 13, 2021
Contact:	Ryan Burke
(818) 244-8080, Ext. 1141

Public Storage Enhances Portfolio Coverage, Quality, and Growth with ezStorage Acquisition

GLENDALE, California–Public Storage (NYSE:PSA), the leading owner, acquirer, developer, and operator of self-storage properties, announced today the acquisition of ezStorage, one of the highest quality self-storage portfolios in the United States, for $1.8 billion.

The portfolio comprises 48 properties (4.2 million net rentable square feet) located in submarkets with strong demand drivers and high barriers for new property development across Washington DC, Virginia, and Maryland. Public Storage’s industry-leading development team will assume responsibility for one property that is under construction and expand eight additional properties, resulting in a 10% increase in square footage through 2023. In combination with its existing market presence, the Company’s Mid-Atlantic portfolio will be unmatched in coverage and quality with 163 properties and 11.3 million net rentable square feet.

The Company plans to fund the acquisition with unsecured debt. The transaction will be immediately accretive to FFO following an anticipated closing in May 2021. A presentation with further detail regarding the transaction is available on the Investor Relations section of PublicStorage.com

The transaction reflects Public Storage’s continued execution of its opportunistic growth strategy. Capitalizing on its industry-leading brand, operating scale, and growth-oriented balance sheet, the Company has been actively expanding its portfolio through acquisitions and development. Since the start of 2019, Public Storage has expanded its portfolio by approximately 21 million net rentable square feet, or 13%, through $4.1 billion of acquisitions, development, and redevelopment, including properties under contract.

“We are pleased to welcome the ezStorage customers to Public Storage’s industry-leading brand and platform,” said Joe Russell, Public Storage Chief Executive Officer. “The acquisition is a direct reflection of Public Storage’s unique positioning for growth through acquisitions, development, redevelopment, and third-party management.”

“We thank the Manganaro family and the ezStorage team for their integrity through our long-standing relationship. Their properties reflect unparalleled local-market knowledge and a focus on location and property quality,” said Mike McGowan, Public Storage Senior Vice President of Acquisitions. “Looking ahead, we see a wide range of opportunities to acquire and develop properties in desirable markets as part of Public Storage’s broader growth initiatives.”

Company Information

Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns and operates self-storage facilities. At December 31, 2020, we had: (i) interests in 2,548 self-storage facilities located in 38 states with approximately 175 million net rentable square feet in the United States, (ii) an approximate 35% common equity interest in Shurgard Self Storage SA (Euronext Brussels:SHUR) which owned 241 self-storage facilities located in seven Western European nations with approximately 13 million net rentable square feet operated under the “Shurgard” brand and (iii) an approximate 42% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 28 million rentable square feet of commercial space at December 31, 2020. Our headquarters are located in Glendale, California.

Additional information about Public Storage is available on the Company’s website at PublicStorage.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this press release. These forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The Company disclaims any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this presentation, except where required by law.

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